Exhibit 99.1

                         Contacts:
             Allison Poliniak, VP Investor Relations
IR@craneco.com
                         www.craneco.com

Crane Company Announces Agreement to Acquire U.S. Water Pump Business from First Reserve-Backed Trillium Flow Technologies

STAMFORD, CONNECTICUT – September 14, 2026 - Crane Company (NYSE:CR) (“Crane” or the “Company”), a premier industrial manufacturing and technology company, today announced that it has entered into a definitive agreement to acquire the U.S. pump business from First Reserve-Backed Trillium Flow Technologies, a leading provider of highly engineered pump technologies primarily serving the U.S. municipal water and wastewater markets for approximately $240 million, representing a multiple of approximately 14.6x estimated 2026 adjusted EBITDA.

This acquisition brings highly recognized brands including Floway, Wemco, Roto-Jet and WSP which are mission-critical pumping solutions used primarily across municipal water and wastewater applications. The business benefits from a large installed base of equipment that supports recurring service, repair, retrofit, and replacement demand throughout the asset lifecycle.

"These brands are an excellent strategic fit that enhances the quality, durability, and growth profile of our Process Flow Technologies segment," said Alex Alcala, President and Chief Executive Officer of Crane Company. "It expands our position in highly engineered pump technologies, increases our exposure to resilient water and wastewater markets, and brings a large installed base that generates recurring aftermarket demand. Just as importantly, we see multiple opportunities to increase the development of innovative products and solutions for our customers and create value by combining these strong brands and technologies with Crane's proven operating system and commercial excellence capabilities."

The acquired business expects full year revenue of approximately $115 million. The transaction is expected to close in the fourth quarter and will be subject to customary closing conditions, including applicable regulatory approvals.

About Crane Company

Crane Company has delivered innovation and technology-led solutions to its customers since its founding in 1855. Today, Crane is a leading manufacturer of highly engineered components for challenging, mission-critical applications focused on the aerospace, defense, space and process industry end markets. The Company has two strategic growth platforms, Aerospace & Advanced Technologies and Process Flow Technologies. Crane has approximately 8,300 employees in the Americas, Europe, the Middle East, Asia and Australia. For more information, visit www.craneco.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the federal securities laws. Any statements contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly are based on management’s current assumptions, expectations, and beliefs. Forward-looking statements are subject to risks and uncertainties that could lead to actual results differing materially from those expected or implied. Risk factors are discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof, and Crane assumes no (and disclaims any) obligation to revise or update any forward-looking statements.

Source: Crane Company
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